Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Guaranty Bancshares, Inc., of our report dated March 14, 2024, relating to our audit of the consolidated financial statements of Guaranty Bancshares, Inc., which appears in the Annual Report on Form 10-K of Guaranty Bancshares, Inc. as of and for the year ended December 31, 2023. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement on Form S-3.

/s/ Whitley Penn LLP

Plano, Texas

November 21, 2024